AMENDMENT NO. 1 TO
POOLING AND SERVICING AGREEMENT

Dated as of December 22, 2005

Among

FIRST HORIZON ASSET SECURITIES INC.

Depositor

FIRST HORIZON HOME LOAN CORPORATION

Master Servicer

and

THE BANK OF NEW YORK

Trustee

With respect to that certain

POOLING AND SERVICING AGREEMENT

Dated as of February 1, 2005

FIRST HORIZON ALTERNATIVE MORTGAGE SECURITIES TRUST 2005-FA2

MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2005-FA2

THIS AMENDMENT NO. 1 TO POOLING AND SERVICING AGREEMENT dated as of December 22, 2005 (this “Amendment No. 1”), is executed among FIRST HORIZON ASSET SECURITIES INC., a Delaware corporation, as depositor (the “Depositor”), FIRST HORIZON HOME LOAN CORPORATION, a Kansas corporation, as master servicer (the “Master Servicer”), and THE BANK OF NEW YORK, a banking corporation organized under the laws of the State of New York, as trustee (the “Trustee”).

R E C I TA L S :

A. The Depositor, the Master Servicer and the Trustee are parties to that certain Pooling and Servicing Agreement dated as of February 1, 2005 (the “Agreement”), by and among the Depositor, the Master Servicer and the Trustee.

B. The Depositor, the Master Servicer and the Trustee desire to amend the Agreement to describe the loss allocation provisions applicable to the Class I-A-1 and Class I-A-3 Certificates and designate the Class I-A-1 and Class I-A-3 Certificates as “Super Senior Certificates” and “Senior Support Certificates,” respectively.

C. The amendments contemplated hereby are permitted under Section 11.1 of the Agreement.

D. The Trustee has received an Opinion of Counsel from Andrews Kurth LLP in substantially the form attached hereto as Annex A, to the effect that (i) this Amendment No.1 is permitted and is not prohibited by the Agreement and that all requirements for amending the Agreement have been complied with; (ii) either (A) this Amendment No. 1 does not adversely affect in any material respect the interests of any Certificateholder or (B) the conclusion set forth in the immediately preceding clause (A) is not required to be reached pursuant to Section 11.1 of the Agreement; and (iii) this Amendment No. 1 will not cause the imposition of any tax on the Certificateholders or any REMIC created under the Agreement or cause any REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding.

E. The holders of the Class I-A-3 Certificates have executed a Consent of Certificateholders to Amendment No. 1 to Pooling and Servicing Agreement in substantially the form attached hereto as Annex B to consent to and adopt this Amendment No. 1.

W I T N E S S E T H  T H A T

ARTICLE I

AMENDMENT TO AGREEMENT

The following defined terms under the Preliminary Statement of the Agreement are hereby amended and restated in their entirety for all purposes of the Agreement to read as follows:

Senior Support Certificates	The Class I-A-3 Certificates.
Super Senior Certificates	The Class I-A-1Certificates.

Section 4.4(b)(iii) of the Agreement is hereby amended and restated in its entirety for all purposes of the Agreement to read as follows:

(iii)
Commencing on the Cross-over Date, the applicable Non-PO Percentage of the principal portion of any Realized Loss for a Mortgage Pool will be allocated among the outstanding classes of Senior Certificates of the related Certificate Group entitled to principal distributions (other than (i) the Class I-A-1 Certificates, as long as the Class I-A-3 Certificates are outstanding, (ii) the Notional Amount Certificates, and (iii) the Principal Only Certificates), pro rata, based upon their respective Class Certificate Balances within such Certificate Group.

Existing Sections 4.4(c), (d), (e), (f) and (g) of the Agreement are hereby re-designated as Sections 4.4(d), (e), (f), (g) and (h), respectively, and a new Section 4.4(c) is hereby added to the Agreement to read as follows:

(c)
After the Cross-over Date, the principal portion of Realized Losses (other than Excess Losses) on the Mortgage Loans allocable to the Class I-A-1 Certificates will instead be borne first by the Class I-A-3 Certificates until their Class Certificate Balance is reduced to zero (in addition to other Realized Losses allocated to the Class I-A-3 Certificates), and not by the Class I-A-1 Certificates, for so long as the Class Certificate Balance of the Class I-A-3 Certificates is greater than zero.

ARTICLE II

MISCELLANEOUS

SECTION 2.1  Ratification.

The terms and provisions set forth in this Amendment No. 1 shall modify and supersede all inconsistent terms and provisions set forth in the Agreement, and, except as expressly modified and superseded by this Amendment No. 1, the terms and provisions of the Agreement are ratified and confirmed and shall continue in full force and effect. The Agreement as so modified by this Amendment No. 1 shall be read, taken and construed as one and the same instrument.

SECTION 2.2 Reference to Agreement; Capitalized Terms.

The Agreement and all other agreements, documents or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Agreement as amended hereby, are hereby amended so that any reference in such agreements, documents, or instruments to the Agreement shall mean a reference to the Agreement as amended hereby. All other initially capitalized terms used and not otherwise defined herein shall have the meaning assigned to such terms in the Agreement.

SECTION 2.3 Successors and Assigns.

This Amendment No. 1 is binding upon and shall inure to the benefit of the Depositor, the Master Servicer and the Trustee and their respective successors and assigns.

SECTION 2.4 Governing Law.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HERETO AND THE CERTIFICATEHOLDERS SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 2.5 Counterparts.

This Amendment No. 1 may be executed in one or more counterparts, each of which when so executed shall be an original, but such counterparts when taken together shall constitute one and the same instrument.

SECTION 2.6 Subordination of the Certificates.

For federal income tax purposes, the subordination of the Class I-A-3 Certificates to the Class I-A-1 Certificates as provided in Section 4.4(c) of the Agreement, as hereby amended, will be treated as a limited recourse guarantee running from the Class I-A-3 Certificates for the benefit of the Class I-A-1 Certificates.

SECTION 2.7 Trustee.

The Trustee is entering into this Amendment No. 1 at the request and direction of the Depositor and the Master Servicer. This Amendment No. 1 is not intended to benefit or adversely affect the Trustee. The Trustee does not pass upon the benefit or adverse affect of this Amendment No. 1 on any other party to the Agreement or Certificateholders and this Amendment No. 1 is entered into by the Trustee subject to the terms of Section 11.1 of the Agreement.

SECTION 2.8 Effective Date.

This Amendment No. 1 shall be effective as of November 30, 2005.

IN WITNESS WHEREOF, the Depositor, the Trustee and the Master Servicer have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

FIRST HORIZON ASSET SECURITIES INC.,
as Depositor

By: ____________________________________________
Alfred Chang
Vice President

THE BANK OF NEW YORK,
not in its individual capacity, but solely as Trustee

By: ____________________________________________
Kelly M. Crosson,
Assistant Treasurer

FIRST HORIZON HOME LOAN CORPORATION,
as Master Servicer

By:  ____________________________________________
Alfred Chang
Vice President

ANNEX A

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ANNEX B

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